AMENDMENT NO. 2 TO THE STOCK PURCHASE AGREEMENT BETWEEN UTG, INC. AND CERTAIN INDIVIDUAL SHAREHOLDERS OF ACAP CORPORATION

DATED AUGUST 7, 2006

November 22, 2006

This is an amendment to that Stock Purchase Agreement between UTG, Inc. and certain individual shareholders of Acap Corporation dated August 7, 2006, as amended by Amendment #1 thereto (“Agreement”).  Terms defined in the Agreement are applicable to this amendment.

For good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, UTG and the Sellers agree as follows:

            Section 3.5 of the Agreement is hereby amended in its entirety to read as follows:

3.5       Purchase Price and Payment.  The purchase price of each of the shares of Acap Common Stock to be purchased from Sellers and accepted by Purchaser at Closing shall be NINE THOUSAND FIVE HUNDRED FORTY SIX DOLLARS ($9,546) per share of Acap Common Stock (the “Per Share Purchase Price”).  The purchase price of each of the shares of Acap Common Stock to be purchased and accepted by Purchaser pursuant to the Acap Stock Put Options shall be equal to the Per Share Purchase Price, and no more.  All payments to be made by Purchaser shall be in the form of immediately available funds.

            Section 4 of the Acap Stock Put Option is hereby amended to be consistent with the above amendment to Section 3.5 of the Agreement, and the Addendum to the Stock Purchase Agreement is hereby amended to refer to the Stock Purchase Agreement, dated August 7, 2006, as amended by Amendment No. 1 (dated September 6, 2006) and this Amendment No. 2 thereto.

            IN WITNESS WHEREOF, the Parties have duly executed this Amendment No. 2, and made delivery thereof in the manner permitted by the Agreement, as of November 22, 2006.

UTG, Inc., PURCHASER:                                                                   SELLERS:

_/s/ Theodore C. Miller_______________                  _/s/ William F. Guest__________________
            Theodore C. Miller                                                      William F. Guest
            Senior Vice President
                                                                                    _/s/ John D. Cornett___________________
                                                                                                John D. Cornett